Exhibit 10.18

PRIVATE AND CONFIDENTIAL

DATED 5th JUNE 2003

THORNTON PRECISION COMPONENTS LIMITED

- and -

RICHARD SENIOR

UK EXECUTIVE’S SERVICE AGREEMENT

Thornton Precision Components Ltd.

Beulah Road

Sheffield

S6 2AN

THIS AGREEMENT is made on

PARTIES:

(1)	THORNTON PRECISION COMPONENTS LTD. whose Registered Office is at Lowther Road, Sheffield S6 2DR (“the Company”) and

(2)	RICHARD SENIOR of 84 Marsh House Road, Sheffield, Yorkshire, S11 9SQ (“the Executive”)

THE PARTIES AGREE as follows:-

1	DEFINITIONS

1.1	In this Agreement the following words and expressions shall have the following meanings:

“the Act”	means the Employment Rights Act 1996.

“Associated Company”	means a company (which is not a Subsidiary or Holding Company of a Group Company) of which more than 20 per cent of the Equity Share Capital is owned by a Group Company or which owns more than 20 per cent of the Equity Share Capital of a Group Company.

“Board”	means the Board of Directors of the Company from time to time.

“Copyright Work and Design Right Work”	mean respectively any copyright work or design right work originated, conceived, written or made by the Executive alone or with others which relates or may relate to any product, service, process, equipment, system or activity of any Group Company.

“Employment”	means the employment of the Executive under this Agreement or where the context so requires the duration of the employment of the Executive under this Agreement.

“Employment Acts”	means Employment Rights Act 1996

“Equity Share Capital”	has the meaning given to it in section 744 of the Companies Act 1985.

“Group”	means the Company, any Holding Company of the Company, any Associated Company of the Company or its Holding Company or any Subsidiary of any of them, and any Subsidiary of the Company or its Holding Company or any Associated Company of any of them.

“Group Company”	means the Company and any other member of the Group from time to time.

“Holding Company” and “Subsidiary”	have the meanings given to them respectively in section 736 of the Companies Act 1985.

“Invention”	means any invention, discovery or improvement including (without limitation) any know how, design, process, drawing, formula, computer programme or specification which relates or may relate to any product, service, process, equipment, system or activity of any Group Company whether or not now, or at any future time, capable of being the subject of a United Kingdom or any other patent.

“Minority Holder”	means a person who, whether solely or jointly, holds or is beneficially interested in the shares or securities of any company quoted on any Recognised Investment Exchange provided that such holding or interest does not exceed 1 per cent of any single class of such shares or securities. In calculating whether a person is a Minority Holder there shall be aggregated with any shares or securities held by him or to which he is beneficially entitled any shares or securities of the same class which his spouse or any child of his under the age of 18 years holds or is beneficially entitled to.

“Person”	includes any natural or legal person and any unincorporated firm, undertaking or similar body.

“Recognised Investment Exchange”	has the meaning given to it in section 207 of the Financial Services Act 1986.

“Remuneration Committee”	means the committee of the Board, set up to determine executive remuneration as appointed by the Board from time to time.

1.2	The headings in this Agreement shall not affect its interpretation or construction.

1.3	A reference to any statute or statutory provision includes any statutory modification or re-enactment of it.

1.4	Any reference to the Executive shall, if appropriate, including his personal representatives.

1.5	Words importing one gender include the other gender.

1.6	Any reference in this Agreement to a clause or sub-clause is to the relevant clause or sub-clause of this Agreement.

1.7	The Schedule to this Agreement forms an integral part thereof and any reference to this Agreement includes a reference to such Schedule.

1.8	Nothing in this Agreement shall be taken to preclude the Executive from making a protected disclosure in accordance with the Public Interest Disclosure Act 1998.

2	EMPLOYMENT

The Company shall employ the Executive and the Executive agrees to act as managing director Thornton Precision Components Ltd or in such capacity of a like status as the Board shall reasonably require on the terms set out in this Agreement.

3	[NOT USED]

4	TERM OF EMPLOYMENT

4.1	The Employment shall include his previous employment with The Mettis Group and accordingly the Executive’s continuous period of employment for the purposes of the Act shall be treated as having begun on 30 June 1980.

4.2	Subject to clause 15 (Termination of Employment) the Employment shall be subject to termination by either party giving to the other 12 months’ prior notice in writing.

4.3	Payment in Lieu of Notice

Notwithstanding the provisions of clauses 4.2 (Notice clause) and 15.4.1 (Termination on Account of Illness or Injury) the Company may at any time elect in its sole and absolute discretion to terminate the Employment forthwith on payment to the Executive of an amount equal to his basic salary (at the rate then payable under clause 8.1.1) and contractual benefits (subject to deduction of tax and national insurance) in lieu of the notice period or any unexpired portion thereof.

4.4	Garden Leave

Without prejudice to the terms of clause 4.3, once notice of termination has been given by either side, or otherwise when in the opinion of the Board it is in the interests of the Company to do so, the Company may at any time and for any period or periods require the Executive to cease performing his job. During any such period of garden leave:-

4.4.1	the Company shall continue to pay the Executive’s salary and provide all benefits to which he is entitled under this Agreement;

4.4.2	without prejudice to clause 5.3 (Executive required to perform other duties) the Company shall be under no obligation to provide any work for the Executive;

4.4.3	the Company may require the Executive to slay away from and have no contact with any premises, employees, officers, customers, clients, agents or suppliers of the Group;

4.4.4	the Executive shall, at the request of the Board, immediately deliver to the Company all or any property in his possession or control which belongs to the Company or which relates to the business of the Company, including without limitation, all items mentioned in clauses 15.6.1 and 15.6.2 and, for the avoidance of doubt, nothing in this clause shall require the Executive to return his Company car until the termination of the Employment;

4.5	For the avoidance of doubt the Executive shall continue to be bound by clause 5.5 (Executive not to be employed in any other business).

5	DUTIES OF THE EXECUTIVE

5.1	During the Employment the Executive shall:

5.1.1	devote the whole of his time, attention and skill to the business and affairs of the Company both during normal business hours and during such additional hours as are necessary for the proper performance of his duties or as the Board (or its authorised management representative) may reasonably require from time to time;

5.1.2	faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to or vested in him by the Board to a standard that is acceptable to the Board;

5.1.3	obey the reasonable and lawful directions of the Board;

5.1.4	comply with all the Company’s rules, regulations, policies and procedures from time to time in force; and

5.1.5	keep the Board at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection with it as the Board may require.

5.2	The Executive may be required by the Board (acting reasonably) for any period covered by this Agreement and without being entitled to further remuneration:-

5.2.1	in addition to his duties of employment as set out in this Agreement to act as an officer of any Group Company or hold any other appointment or office as nominee or representative of any Group Company; and

5.2.2	to carry out all or any of the duties of the Employment on behalf of any other Group Company by way of temporary (not exceeding 6 months) or permanent secondment to it, provided that any permanent secondment shall be a position of like status to that detailed in Clause 2.

5.3	The Executive accepts that the Company may at its discretion require him to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

5.4	During the Employment the Executive shall at all times:-

5.4.1	use his best endeavours to promote the interests and reputation of the Group giving at all times the full benefit of his knowledge, expertise and skill;

5.4.2	refrain from making any false or misleading statement relating to the Group.

5.5	The Executive shall not during the Employment without the prior written consent of the Board be employed engaged concerned or interested in any trade, business or profession other than the business of the Group or accept any other engagement or public office except with the prior written consent of the Board but the Executive may nevertheless be or become a Minority Holder.

5.6	The Executive shall not during or after the Employment knowingly or willingly do or cause or permit to be done anything which is calculated or which he knows may tend to prejudice or injure the interests of the Group and if during the Employment the Executive shall learn of any act or omission by any other person whether or not employed by the Company which is calculated or may tend to prejudice or injure the interests of the Company he shall promptly report it to an appropriate senior director of the Board giving all necessary particulars.

5.7	Share Dealings

The Executive shall during the Employment and for 12 months after its termination comply and procure that his spouse and minor children shall comply with all applicable rules of law, Stock Exchange Regulations (including the Model Code for transactions in securities by directors) and any code of conduct of the Company from time to time in force in relation to

5.7.1	dealings in shares, debentures, or other securities of the Company or any Group Company; and

5.7.2	any unpublished price sensitive information affecting the securities of any other company.

6	HOURS OF WORK

6.1	The Executive shall, unless prevented by ill-health and except during holidays (to be taken in accordance with the provisions set out in clause 13), devote the whole of his working time and attention to the service of the Group. The Executive shall work such hours as may be necessary for the proper discharge of his duties.

6.2	The Executive agrees to work longer than 48 hours a week on average whenever necessary for the proper discharge of his duties or in any event as may be required by the Company. The Executive is entitled to withdraw such agreement by giving 3 months written notice to the Company.

6.3	The Executive agrees that the Company shall be entitled unilaterally to amend the provisions of this clause 5 to ensure continuing compliance with the Working Time Regulations 1998.

7	PLACE OF WORK

7.1	The Executive’s place of work will be the Company’s offices in Sheffield and the Executive shall reside within reasonable travelling distance of his place of work.

8	SALARY AND BONUS

8.1	During the Employment the Company shall pay to the Executive a salary at the rate of £110,000 per year which shall accrue from day to day and be payable by equal monthly instalments in arrears on or about the 15th day of each month. The salary shall be deemed to include any fees receivable by the Executive as a Director of any Group Company or in respect of any other company or unincorporated body in which he holds office or any other appointment as nominee or representative of any Group Company. The salary shall be reviewed annually on 1 April.

8.2	The Executive may, during the Employment, be entitled to be paid bonuses of such amounts (if any) of up to 25% of basic salary at such times and subject to such conditions as the Remuneration Committee may in its sole discretion decide.

9	EXPENSES

9.1	The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to his providing such receipts or other appropriate evidence as the Company may reasonably require.

9.2	The Executive will be issued with a company credit card on condition that he:

9.2.1	takes good care of such card and immediately reports any loss of it to the Company;

9.2.2	uses the card only for the purposes of the Company’s business in accordance with any applicable Company policy; and

9.2.3	returns the card immediately to the Company on request.

10	CAR

10.1	Subject to the Executive holding a current full United Kingdom driving licence the Company shall during the Employment provide the Executive for his sole business use and for private use by him with a car of a make, model and specification selected by the Company (which in the opinion of the Board is commensurate with the status of the Executive and image of the Company).

10.2	The Company shall bear all standing and running expenses of the car except for any additional insurance costs incurred to permit the Executive to use the car outside the United Kingdom for private purposes and the cost of fuel during such use.

10.3	The Executive shall at all times take good care of the car and comply fully with the terms of any car policy of the Company or the Group and procure that the car is properly taxed, kept in a road worthy condition, that the provisions and conditions of any policy of insurance relating to it are observed and that such policy is not rendered void or voidable and shall forthwith notify the Company of any accidents involving his company car and of any charges of driving offences which are brought against him.

10.4	The Executive shall forthwith return his Company car in good condition together with all keys, fuel charge cards and documentation relating to it to the Company at its Head Office:

10.4.1	on the termination of the Employment, whether lawful or unlawful; or

10.4.2	when he ceases at any time during the Employment to hold a current full United Kingdom driving licence; or

10.4.3	during any period of absence from work due to illness or injury which exceeds 26 weeks;

10.5	For the purpose of calculating the value to the Executive of the benefit of using the car for his private purposes the Inland Revenue scales will be used.

11	PENSION AND LIFE ASSURANCE

11.1

11.1.1	The Company shall establish a pension scheme (“the Pension Scheme”) and subject to die rules of such scheme from time to time in force, the Executive shall be entitled to become and continue to be a member of the Pension Scheme throughout the Employment and details of the Pension Scheme will be provided to the Executive by the Company Secretary on request.

11.1.2	Notwithstanding clause 11.1.1, the Company shall be entitled at any time to terminate the Pension Scheme, or the Executive’s membership of it, if the Company provides in its place a replacement scheme which is approved by the Inland Revenue and which will give the Executive benefits which taken overall are not less favourable than those of the Pension Scheme and ensures as far as the new pension scheme is concerned that the Executive is fully credited in the new scheme for his pensionable service in the Pension Scheme as if such pensionable service had been under the new scheme.

11.1.3	The contributions to be paid by the Executive and the Company to the Pension Scheme shall be agreed between the Executive and the Company.

11.1.4	The Executive’s contributions to the Pension Scheme will be deducted from his salary and paid by the Company to the trustees of the Pension Scheme in accordance with the rules of the Pension Scheme and subject to any Inland Revenue limits from time to time in force.

11.2	A contracting out certificate within the meaning of the Pension Schemes Act 1993 is [not] in force in respect of the Executive’s Employment.

11.3	The Executive shall be entitled to be covered by life assurance cover for a sum equal to four times his basic salary. Such cover will be provided either through the Pension Scheme or through a separate Life Assurance Scheme (as the Company may determine) provided that the Company shall be entitled at any time to terminate any Life Assurance Scheme, or the Executive’s membership of it, If the Company provides in its place a replacement scheme which will give the Executive benefits which are no less favourable to the Executive than the Life Assurance Scheme.

12	INSURANCE BENEFITS

12.1	During the Employment the Executive shall be entitled to participate at the Company’s expense:

12.1.1	for himself, his spouse and his dependant children in the private medical expenses insurance scheme to be established by the Company; and

12.1.2	in the permanent health insurance scheme to be established by the Company;

(together “the Schemes”) subject always to the rules of the Schemes for the time being in force details of which will be available on request from the Company Secretary and the approval of the relevant insurer.

12.2	Notwithstanding clause 12.1, the Company shall be entitled at any time to amend or change a Scheme or seek an alternative provider of a Scheme subject always to the requirement that the benefits to the Executive shall not be materally less and any such amendments or changes shall take effect as between the Company and the Executive upon the Executive receiving written notice of the same from the Company, such notice to be given in accordance with clause 27.

13	HOLIDAY

13.1	The Executive is entitled (in addition to such bank and other public holidays as are observed by the Company) to 30 working days paid holiday in each holiday year which runs from January to December to he taken at such times and on such notice as agreed by the Board. Regulations 15(1) to 15(4) of The Working Time Regulations 1998 (“Dates on which leave is taken”) shall not apply to the Employment.

13.2	The Executive shall not without the consent of the Board be entitled to carry forward any unused part of his holiday entitlement to a subsequent holiday year.

13.3	The Executive shall not be entitled to payment in lieu of any unused part of his holiday entitlement except on termination of the Employment in accordance with clause 13.5.

13.4	In the holiday year during which the Employment commences or terminates, the Executive is entitled to 2.25 working days paid holiday for each calendar month or part thereof worked by the Executive during that holiday year.

13.5	On the termination of the Employment the Executive shall be entitled to be paid in lieu of any holiday entitlement outstanding or as the case may be shall be obliged to repay to the Company salary in respect of holiday taken in excess of his entitlement and the basis for calculation in either case shall be 1/253 of the Executive’s annual salary for each day.

13.6	The Company may require the Executive to take all or any part of any outstanding holiday entitlement during any period of notice to terminate the employment.

13.7	No holiday may be taken by the Executive during any period of notice to terminate the Employment without the consent of the Board, such consent not to be unreasonably withheld.

13.8	The Executive agrees that the Company shall be entitled unilaterally to amend the provisions of this clause 13 to ensure continuing compliance with the Working Time Regulations 1998.

14	SICKNESS

14.1

14.1.1	If the Executive is absent due to illness or injury then he shall inform the Company as soon as possible on the first working day of sickness.

14.1.2	Immediately following the Executive’s return to work after such absence of 7 calendar days or less the Executive shall be required on request by the Company to complete a self-certification form which shall be provided by the Company stating the date of, and the reason for, the Executive’s absence, including details of sickness on non-working days, as this information is required by the Company for calculating statutory sick pay entitlement Self-certification forms will be retained in the Company’s records.

14.1.3	Where such absence is for more than 7 calendar days the Executive shall provide a medical practitioner’s certificate by the 8th day and thereafter shall continue to provide such certificates so that the whole period of absence is covered.

14.1.4	For the avoidance of doubt the term illness, whenever used in this Agreement, includes illness due to mental or psychiatric disorder.

14.2	Without prejudice to clause 15 (Termination of Employment) the Executive shall continue to receive the normal remuneration payable to him under this Agreement in respect of the first 26 weeks of absence due to illness or injury each year and thereafter such remuneration, if any, as the Board shall determine from time to time provided that all such remuneration payable under this clause shall be inclusive of any statutory sick pay to which the Executive is entitled under the provisions of the Social Security Contributions and Benefits Act 1992 and any social security sickness benefit or other benefits recoverable by the Executive (whether or not recovered) may be deducted therefrom.

14.3	For statutory sick pay purposes the Executive’s qualifying days shall be his normal working days.

14.4	The Executive may at the Company’s expense be required during the course of the Employment to attend a medical practitioner or clinic nominated by the Company for the purpose of a comprehensive medical examination to determine his fitness for continued Employment and he shall undergo any tests and examinations reasonably required by the said medical practitioner or clinic and shall co-operate in ensuring the prompt delivery of any resulting report to the Company.

14.5	In the event that the Executive is incapable of performing his duties by reason of injuries sustained wholly or partly as a result of actionable negligence, nuisance or breach of any statutory duty on the part of any third party all payments made to the Executive by the Company under this clause in respect of his consequent absence shall, to the extent that compensation is recovered from that third party, constitute loans by the Company to the Executive (notwithstanding that as an interim measure income tax has been deducted from payments as if they were emoluments of Employment) and shall be repaid to the Company when and to the extent that the Executive recovers compensation for loss of earnings from that third party by action or otherwise.

15	TERMINATION OF EMPLOYMENT

15.1	General

15.1.1	The Company shall be entitled to terminate this Agreement at all times pursuant to clause 4.2 although the Employment shall come to an end without the need for either party to give notice to the other when the Executive reaches the age of 65 or if earlier the retirement age as defined in the Rules of the Pension Scheme.

15.1.2	Where the Company terminates this Agreement otherwise than in accordance with clause 4.2 and without exercising its option to make a payment in lieu under clause 4.3 any damages to which the Executive may be entitled shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss, subject always to the Company’s right to summary termination in accordance with clause 15.2.

15.2	Summary Dismissal

Notwithstanding the provisions of clauses 4.2 (Notice clause), 4.3 (Payment in Lieu of Notice) and 15.4 (Termination on Account of Illness) the Company may by written notice to the Executive forthwith terminate the Employment (without being under any obligation to pay any further sums to the Executive whether by way of compensation, damages or otherwise in respect of any notice period or unexpired term of this Agreement, and without prejudice to any other rights of the Company) if the Executive shall:-

15.2.1	be guilty of any material or persistent breach or non-observance of any of the provisions of this Agreement;

15.2.2	be guilty of gross misconduct or any other conduct which, in the reasonable opinion of the Board, is calculated or likely to seriously affect prejudicially the interests of the Company or the Group whether or not such misconduct or other conduct occurs during or in the context of the Employment;

15.2.3	without the express written consent of the Board resign as a director of the Company or of any Group Company of which he had been appointed a director or be disqualified from holding office as a director by any court order or under any provision of general law from time to time save where this arises by reason of his not being re-elected as a director of the Company at any annual general meeting of the Company at which under the articles of association he is to retire by rotation;

15.2.4	be convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom and elsewhere for which a penalty of imprisonment is not imposed);

15.2.5	be made the subject of a bankruptcy order or have a receiving order or an administration order made against him or make any composition or arrangement with his creditors generally or otherwise take advantage of any statute from time to time in force offering relief for insolvent debtors;

15.2.6	become addicted to or habitually under the influence of alcohol or any drug (not being a drug prescribed for the Executive by a medical practitioner for the treatment of a condition other than drug addiction) the possession of which is controlled by law;

15.2.7	the Executive shall be expelled or suspended or subject to any serious disciplinary action by his relevant professional body in respect of professional misconduct;

15.2.8	the Executive shall become a patient within the meaning of the Mental Health Act 1983.

15.3	It shall in the event that any part of the share capital of the Company shall be quoted on any Recognised Investment Exchange be a fundamental term of this Agreement that the Executive shall comply at all times with the “Model Code for transactions in securities by directors” issued from time to time by the London Stock Exchange Limited (“the Model Code”) and the parties agree that (without prejudice to the effect of any other conduct of the Executive) any breach by the Executive of the Model Code shall be gross misconduct for the purpose of clause 15.2.2.

15.4	Termination on Account of Illness or Injury

15.4.1	Without prejudice to clause 15.2 (Summary Dismissal) but notwithstanding any other provision of this Agreement, if the Executive shall become unable to perform his duties properly by reason of illness or injury for a period or periods aggregating at least 250 days in any period of 12 consecutive calendar months (“the Period of Incapacity”) then the Company may, by not less than 3 months prior written notice to the Executive terminate the Employment provided that the Company shall withdraw any such notice if during the currency of the notice the Executive returns to full time duties and provides a medical practitioner’s certificate satisfactory to the Board to the effect that he has fully recovered his health and that no recurrence of his illness or injury can reasonably be anticipated.

15.4.2	Notwithstanding the existence of the Company’s permanent health insurance scheme and for the avoidance of doubt, it is hereby agreed that the Company shall be entitled to terminate the Agreement under sub-clause 15.4.1 notwithstanding that to do so would disentitle the Executive to benefits or to any future benefits under the said scheme, [-note- the terms of the PHI cover are to be confirmed.]

15.5	Miscellaneous

On the termination of this Agreement for whatever reason, the Executive shall at the written request of the Board immediately resign (without claim for compensation) from all and any directorships and other offices which he may hold in any Group Company and from any other appointments or offices which he holds as nominee or representative of any Group Company, and if he should fail to do so within 7 days of the said request the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do anything that is necessary or desirable to effect such resignations and/or transfers.

15.6	Upon determination of the Employment for whatever reason the Executive shall forthwith deliver to the Company or its authorised representative such of the following as are in his possession or control:-

15.6.1	all keys, security and computer passes, plans, statistics, documents, records, papers, magnetic disks, tapes or other software storage media including any copies thereof which belong to the Group or which relate to the business of the Group including all copies, records and memoranda (whether or not recorded in writing or on computer disk or tape) made by the Executive of any Confidential Information (as defined by clause 18.6) provided that on such determination the Executive and the Company shall use their respective best endeavours to agree a list of items which may be reasonably requested by the Executive copies of which shall be preserved in the safe custody of an independent third party agreed by the Company and the Executive (such agreement not be unreasonably withheld);

15.6.2	all credit cards and charge cards provided for the Executive’s use by the Company;

15.6.3	the car provided under clause 10 and all keys and documents relating to it;

15.6.4	all other property of the Group not previously referred to in this clause.

16	ACCESS TO E-MAIL AND THE INTERNET

16.1

The Executive shall have access to E-mail and the Internet for the better performance of his duties provided that the Executive shall not send any E-mails of a defamatory or abusive nature or which constitute sexual, racial or any other form of harassment and he shall be prohibited from downloading any pornographic or other offensive material and the Executive indemnifies the Company during and after the Employment against all liability resulting from the Executive’s breach of this sub-clause.

16.2	The Company reserves the right to monitor all E-mail/Internet activity by the Executive and the Executive acknowledges that such a right falls within the exception set out in Article 8(2) of the European Convention on Human Rights.

17	RECONSTRUCTION

If the Employment of the Executive is terminated by reason of the liquidation, reorganisation, or other reconstruction of the Company or any other Group Company or as part of any other rearrangement of the affairs of the Company or any other Group Company not involving a liquidation, and the Executive is offered Employment by a reconstructed Company or by another Group Company on terms not less favourable than the terms of this Agreement then, subject to the provisions of the Transfer of Undertakings (Protection of Employment) Regulations 1981 the Executive shall be obliged to accept such offer and shall have no claim against the Company in respect of the termination of the Employment.

18	CONFIDENTIAL INFORMATION

18.1	The Executive Director is aware that in the course of Employment under this Agreement he will have access to and be entrusted with information in respect of the business and finances of the Company and its dealings, transactions and affairs and likewise in relation to any other Group Company all of which information is or may be Confidential Information.

18.2	The Executive shall not during the Employment or afterwards, use or exploit (except for the benefit of the Group) or divulge to any third party any Confidential Information except he shall be permitted to do so:-

18.2.1	when necessary in the proper performance of the duties of his Employment;

18.2.2	with the express written consent of the Board; or

18.2.3	where this is required by law.

18.3	The Executive shall, during the Employment, use his best endeavours to prevent the unauthorised use or disclosure of any Confidential Information whether by any other officer, employee or agent of the Group or otherwise and shall be under an obligation promptly and Company and which is designated by the Company and any other Group Company as confidential; and

18.6.2

all information relating to such matters which comes to the knowledge of the Executive in the course of the Employment and which, by reason of its character and/or the manner of its coming to his knowledge, is evidently confidential freely to report to the Board any such unauthorised use or disclosure which comes to his knowledge.

18.4	The Executive shall not, during the Employment or at any time thereafter make, except for the benefit of the Company or any Group Company any copy, record, or memorandum (whether or not recorded in writing or on computer disk or tape) of any Confidential Information and any such copy record or memorandum made by the Executive during the Employment shall be and remain the property of the Company and accordingly shall be returned by the Executive to the Company on termination of the Employment in accordance with clause 15.6 or when required to do so by the Board pursuant to clause 4.4 (Garden Leave) or at any other time during the Employment at the request of the Board.

18.5	The Executive shall not during the course of the Employment without the prior written consent of the Board either directly or indirectly publish any opinion, fact or material or deliver any lecture or address or participate in the making of any film, radio broadcast or television transmission or communicate with any representative of the media or any third party relating to:

18.5.1	the business or affairs of the Company or any other Group Company or to any of its or their officers, employees, customers, clients, suppliers, distributors, agents or shareholders or;

18.5.2	to the development or exploitation of any Copyright Work, Design Right Work, Confidential Information or Invention

and for the purpose of this clause media shall include television (terrestrial, satellite and cable) radio, newspapers and other journalistic publications.

18.6	In this Agreement “Confidential Information” means

18.6.1	all information which relates to the business, finances, transactions, affairs, products, services, processes, equipment or activities of the Company and any other Group Company and which is designated by the Company and any other Group Company as confidential; and

18.6.2

all information relating to such matters which comes to the knowledge of the Executive in the course of the Employment and which, by reason of its character and/or the manner of its coming to his knowledge, is evidently confidential provided that information shall not be, or shall cease to be, Confidential Information if and to the extent that it comes to be in the public domain otherwise than as a result of the unauthorised act or default of the Executive.

19	POST TERMINATION COVENANTS

19.1	For the purposes of this clause the following words and expressions shall have the following meanings:-

19.1.1	“Business”	the business or businesses of Thornton Precision Components Limited in or with which the Executive has been involved or concerned at any time during the period of 12 months prior to the Termination Date;

19.1.2	“directly or indirectly”	the Executive acting either alone or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise;

19.1.3	“Key Personnel”	any person who is at the Termination Date or was at any time during the period of 12 months prior to the Termination Date employed or engaged as a consultant in the Business in an executive or senior managerial capacity and with whom the Executive has had dealings other than in a de minimis way during the course of the Employment;

19.1.4	“Prospective Customer”	any person, firm or company who has been engaged in negotiations, with which the Executive has been personally involved, with Thornton Precision Components Limited with a view to purchasing goods and services from the Company or any Group Company in the period of 3 months prior to the Termination Date ;

19.1.5	“Relevant Area”	the United Kingdom;

19.1.6	“Relevant Customer”	any person, firm or company who at any time during the 12 months prior to the Termination Date was a customer of Thornton Precision Components Limited with whom or which the Executive dealt other than in a de minimis way or for whom or which the Executive was responsible on behalf of Thornton Precision Components Limited at any time during the said period;

19.1.7	“Relevant Goods and Services”	any goods and services competitive with those supplied by Thornton Precision Components Limited at any time during the 12 months prior to the Termination Date in the supply of which the Executive was involved or concerned at any time during the said period ;

19.1.8	“Relevant Period”	the period of the Employment and the period of 6 months from the Termination Date except that any period of garden leave served by the Executive pursuant to clause 4.4 shall reduce the Relevant Period accordingly;

19.1.9	“Relevant Supplier”	any person, firm or company who at any time during the 12 months prior to the Termination Date was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to Thornton Precision Components Limited and with whom or which the Executive had personal dealings during the Employment other than in a de minimis way; and

19.1.10	“Termination Date”	the date on which the Employment shall terminate.

19.2	The Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Relevant Period engage or be concerned or interested in any business within the Relevant Area which (a) competes or (b) will at any time during the Relevant Period compete with the Business provided that if the employment of the Executive has been wrongfully terminated or if an appropriate tribunal finds that the Executive has been unfairly dismissed this clause 19.2 shall not apply. Nothing in this sub-clause shall prevent the Executive from being or becoming a Minority Holder provided that the Executive discloses this to the Company.

19.3	The Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Relevant Period:-

19.3.1 (a)	solicit the custom of; or

(b) facilitate the solicitation of; or

(c) deal with

any Relevant Customer in respect of any Relevant Goods or Services provided that if the employment of the Executive has been wrongfully terminated or if an appropriate tribunal finds that the Executive has been unfairly dismissed within the meaning of the Employment Acts then the Executive shall cease to be prohibited from dealing with a Relevant Customer; or

19.3.2	(a) solicit the custom of; or

 (b) facilitate the solicitation of; or

 (c) deal with

any Prospective Customer in respect of any Relevant Goods or Services provided that if the employment of the Executive has been wrongfully terminated or if an appropriate tribunal finds that the Executive has been unfairly dismissed within the meaning of the Employment Acts then the Executive shall cease to be prohibited from dealing with a Prospective Customer; or

19.3.3	(a) interfere; or

 (b) endeavour to interfere,

with the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any Relevant Supplier.

19.4	The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Relevant Period:-

19.4.1	entice away from the Company or any Group Company; or

19.4.2	endeavour to entice away from the Company or any Group Company; or

19.4.3	employ or engage; or

19.4.4	endeavour to employ or engage,

any Key Personnel.

19.5	The Executive acknowledges (having taken appropriate legal advice) that the provisions of this clause are fair, reasonable and necessary to protect the goodwill and interests of the Company and any Group Companies (“the Interests”). Whilst the provisions of this clause 21 have been framed by the Company with a view to ensuring that the Interests are adequately protected taking account of the Company’s legitimate expectations of the future development of the Business, it is acknowledged by the Executive that the Business may change over time and as a result it may become necessary for the Company to amend the provisions of this clause 19 by extending or reducing the Business or the Relevant Area to which it relates in order to ensure that the Interests remain adequately protected. The Executive, therefore, agrees that the Company shall be entitled to amend the provisions of this clause 19 in accordance with clause 19.6 below in order to protect the Interests.

19.6

In order to amend the provisions of this clause 19 the Company shall notify the Executive in writing of why it believes it is necessary to amend clause 19 and the amendments which it proposes. The Executive shall then have a period of 14 calendar days in which to put forward any objections which he might have to the proposed amendments, In the event of the Executive not putting forward any such objections, then this clause 19 shall take effect with the proposed amendments on the expiry of the 14 day period. In the event of the Executive putting forward any objections, the Company shall endeavour to accommodate them, insofar as they are reasonable and where reasonably possible, given that the Company’s overriding objective must be to ensure adequate protection of the Interests, to agree the amendments with the Executive. The Company shall then, having considered the

Executive’s objections, serve a further written notice on the Executive informing him of the final amendments to this clause 19 which will thereafter take immediate effect.

19.7	The Executive acknowledges that the provisions of this clause 19 shall constitute severable undertakings given for the benefit of the Company and each Group Company and may be enforced by the Company on behalf of any of them.

19.8	If any of the restrictions or obligations contained in this clause 19 is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company and any Group Company but would be valid if part of the wording were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make it enforceable.

19.9	The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this clause 19 to the attention of any third party who may at any time before or after the termination of the Employment offer to engage the Executive in any capacity and for whom or with whom the Executive intends to work during the Relevant Period.

19.10	If this Agreement or any wider arrangement of which it forms part constitutes an agreement particulars of which are required to be furnished to the Director General of Fair Trading pursuant to section 24 of the Restrictive Trade Practices Act 1976, then none of the parties shall give effect to or enforce or purport to enforce any restriction by virtue of which the Agreement (or wider arrangement) is subject to registration until the day after the relevant particulars have been duly furnished in accordance with section 24 of that Act.

20	INVENTIONS AND COPYRIGHT

20.1	If during the Employment the Executive alone or with others makes or discovers any Invention he shall promptly disclose it to the Board giving full particulars of it including all necessary drawings, models and specifications and the Executive agrees and acknowledges that:-

20.1.1

because of the nature of his duties and the responsibilities arising from them he has a special obligation to further the interests of the Company so that all Inventions made by the Executive in the performance of his duties or as a result of any special project for the Company outside the scope of his normal duties and all rights in such Inventions shall belong to the Company and the Executive acknowledges that at the date of this Agreement he does not have any facilities for making Inventions other than those provided by the Company under this Agreement; and

20.1.2	the provisions of this sub-clause:-

(a)	shall not entitle the Executive to any compensation beyond the salary and bonus to which he is entitled under clause 8 of this Agreement except that in the case of any Invention on which a British patent has been granted or assigned to the Company where the Company has derived outstanding benefit from such patent, the Executive may be entitled by virtue of section 40 of the Patents Act 1977 to claim additional compensation; and

(b)	shall not restrict the Executive’s rights under sections 39-43 of the Patents Act 1977.

20.2	The Executive shall promptly disclose to the Board any Copyright Work and/or Design Right Work made by him during the course of the Employment and hereby acknowledges that by virtue of the Employment the Copyright and/or Design Right in any such Work vests automatically and forthwith in the Company.

20.3	The Executive hereby waives all and any moral rights (as defined in Chapter IV of the Copyright Designs and Patents Act 1988).

20.4	The Executive shall, at the cost of the Company and on demand, execute all such documents and do all such other acts as the Company shall require to enable the Company or its nominee to obtain the full benefit of any Invention, Copyright Work and Design Right Work to which the Company is entitled and all the rights therein and to secure such patent, utility, model, copyright or design registration or similar protection in any part of the world as the Company may consider appropriate.

20.5

The Executive shall, for a period not exceeding 3 years from the date of termination of this Agreement and subject to payment of the Executive’s reasonable costs and expenses give to the Company, or any successor in title therefrom, such assistance as the Company may require (in its absolute discretion) in connection with any dispute or threatened dispute directly or indirectly relating to any Invention, Copyright Work or Design Right work or any associated right or registration or other protection in respect thereof (including but not limited to the execution of documents, the swearing of any declarations or oaths, the providing of information and the participation in any proceedings before any Court or tribunal).

20.6	The Executive shall not disclose to any other Person without the consent of the Company being previously obtained (which if given may be subject to conditions) the details of any invention, Copyright Work or Design Right Work, except as required by law.

20.7	The Executive hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to execute any documents and to do everything necessary or desirable to give effect to this clause.

20.8	If the Executive shall during the Employment make or discover any Invention or make, originate, conceive or write any Copyright Work or Design Right Work in which, despite the previous provisions of this clause, any intellectual property rights belong to the Executive and not the Company then the Executive shall if so required by the Board:-

20.8.1	at the cost of the Company negotiate in good faith with the Company for the assignment or licensing to the Company or its nominee of such rights upon such terms as shall fairly represent the market value of such rights as shall be agreed between the parties or in default of agreement as determined by a Member of the Chartered Institute of Patent Agents who shall be nominated by the President of that Institute for the time being and who shall act as an expert not an arbitrator and whose decision shall, save for fraud or error manifest on the face of it, be binding upon the parties.

20.9	Decisions as to the patenting and exploitation of any Invention shall be at the sole discretion of the Company and the Company shall not be under any obligation to take any step or register any patent or other right in respect of, or to develop or exploit, any Invention or Copyright or Design Work made, discovered, originated, conceived or written by the Executive.

20.10	Nothing in this clause shall be taken to limit or derogate from the obligations of the Executive under clause 18 (Confidential Information).

21	MISREPRESENTATION

Without prejudice to clause 5.4.2 (Duty not to make a false or misleading statement during the Employment) the Executive shall not, after termination of the Employment, wrongfully represent himself as being employed by, or connected with, the Company or any other Group Company.

22	DISCIPLINARY AND GRIEVANCE PROCEDURES

22.1	There is no specific disciplinary procedure which applies to the Employment.

22.2	If the Executive is dissatisfied with any disciplinary decision or seeks redress for any grievance relating to the Employment he should raise the issue with a member of the Board.

23	REFERENCES

If the Company shall be asked to provide any references in respect of the Executive it shall use all reasonable efforts to ensure that any such reference is accurate, provided that it shall not, in the absence of malice, be liable to the Executive for any error in or omission from any such reference.

24	PREVIOUS AGREEMENTS

This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Executive by the Company.

25	NOTICES

25.1	Any notice to be given under this Agreement by either party shall be in writing and if given by the Company shall be signed by a Director (other than the Executive) or some other duly authorised officer or agent and if given by the Executive shall be signed by him.

25.2	Any notice to the Company shall be served at the address of its registered office for the time being and may be delivered by hand or sent by first class recorded delivery post.

25.3	Any notice to the Executive shall be served on him in person or at his last known private address in the United Kingdom and may be delivered by hand to that address or sent by first class recorded delivery post.

25.4	Any notice served by post under this clause shall if correctly addressed and stamped be taken to have been served 48 hours after the time of posting.

26	LAW AND JURISDICTION

26.1	This Agreement is governed by and shall be construed in accordance with English law.

26.2	The parties submit to the exclusive jurisdiction of the English courts with regard to any dispute or claim arising under this Agreement except to the extent that it is provided elsewhere in this Agreement that such dispute or claim should be resolved by any person acting as an expert.

27	GENERAL PROVISIONS

27.1	No amendment to this Agreement shall be effective unless recorded in writing, signed by the Executive and by a Director other than the Executive on behalf of the Company and expressed to be such an amendment.

27.2	The complete or partial in validity or unenforceability of any provision of this Agreement for any purpose shall in no way affect:

27.2.1	the validity or enforceability of such provision for any other purpose;

27.2.2	the remainder of such provision; or

27.2.3	the remaining provisions of this Agreement.

This Agreement is intended by the Company to be a statement in writing of the terms of the employment under section 1 of the Employment Rights Act 1996.

27.3	If there is any conflict between the provisions of this Agreement and the provisions of the articles of association of the Company from time to time the said articles shall prevail.

27.4	No waiver by the Company other than one made in writing by resolution of the Board of any breach by the Executive of any provision of this Agreement and no failure, delay or forbearance by the Company in exercising any of its rights shall be taken to be a waiver of such breach or right or shall prevent the Company from later taking any action or making any claim in respect of such breach or right.

SIGNED by or on behalf of the parties on the date which first appears in this Agreement.

/s/ Illegible

SIGNED for and on

behalf of Thornton Precision Components Limited

by	/s/ Matthew Bell	6-6-03

SIGNED by

/s/ Richard Senior	6-6-2003

RICHARD SENIOR